Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by HH&L Acquisition Co. of the Registration Statement on Form S-1/A with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of HH&L Acquisition Co. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 1 , 2021	/s/ Frederick Si Hang Ma
Signature

Frederick Si Hang Ma